Exhibit 5.1

July 1, 2015

CohBar, Inc.

1455 Adams Dr., Suite 2050

Menlo Park, CA 94025

Ladies and Gentlemen:

We have acted as counsel to CohBar, Inc., a Delaware corporation (the “Company”), in connection with the filing on the date hereof of a registration statement on Form S-8 (the “Registration Statement”). The Registration Statement relates to the registration under the Securities Act of 1933, as amended (the “Securities Act”), of 6,453,069 shares of the Company’s common stock, par value $0.001 (the “Shares”), issuable under the Company’s Amended and Restated 2011 Equity Incentive Plan (the “2011 Plan”).

We have reviewed those documents, corporate records, and other instruments as we have deemed necessary for the purpose of rendering our opinion herein. As to matters of fact which have not been independently established, we have relied upon representations of officers of the Company.

Based on the foregoing, it is our opinion that each Share, when issued and sold pursuant to the terms of the 2011 Plan and its accompanying agreements will be duly authorized, legally issued, fully paid and non-assessable when a certificate representing such Share shall have been duly executed, countersigned and registered and duly delivered to the purchaser thereof against payment of any agreed consideration as determined in accordance with the terms of the 2011 Plan and any accompanying agreement.

This opinion is dated as of the date hereof.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name wherever appearing in the Registration Statement and any amendments thereto.

Sincerely,

/s/ Garvey Schubert Barer

GARVEY SCHUBERT BARER

A partnership of professional corporations